Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements (Nos. 333-97857 and 333-145287) on Form S-8 of MB Financial, Inc. of our report dated June 26, 2015, relating to our audits of the financial statements and supplemental schedule of the MB Financial, Inc. 401(k) Profit Sharing Plan, which appears in this Annual Report on Form 11-K of the MB Financial, Inc. 401(k) Profit Sharing Plan for the year ended December 31, 2014.

/s/McGladrey LLP
Indianapolis, Indiana
June 26, 2015